Filed Pursuant to Rule 433
                                                  Registration No. 333-127779-04

Banc of America Commercial Mortgage Inc., Commercial Mortgage
Pass-Through Certificates, Series 2006-1 $2,037B NEW ISSUE CMBS

Sole Bks/Co Lead Mgr:  Banc of America Securities LLC
Co-Lead Mgr:           Barclays Capital Inc.
Co-Mgrs:               Credit Suisse/ Goldman, Sachs & Co./
                       SunTrust Capital Markets, Inc.
Rating Agencies:       Moody's and S&P

Class  Size($mm)  (M/S&P)    Sub Lvl     WAL     Prin Window   Spread
A-1      81.5     Aaa/AAA    30.000%    *NO LONGER AVAILABLE*
A-2      84.4     Aaa/AAA    30.000%    4.85      56-59         S+18
A-3A    130.1     Aaa/AAA    30.000%    6.78      81-82         S+33
A-3B     25.0     Aaa/AAA    30.000%    6.82      82-82         S+33
A-4     616.5     Aaa/AAA    30.000%    9.64      112-117       S+28
A-1A    355.4     Aaa/AAA    30.000%    *NO LONGER AVAILABLE*
A-M     203.8     Aaa/AAA    20.000%    9.82      118-118       S+33
A-J     142.6     Aaa/AAA    13.000%    9.83      118-119       S+37
B        20.4     Aa1/AA+    12.000%    9.91      119-119       S+40
C        23.0     Aa2/AA     10.875%    9.91      119-119       S+42
D        20.4     Aa3/AA-    9.875%     9.91      119-119       S+45
XP     1989.4     Aaa/AAA    Approx Proceeds ~$18mm             T+80

Expected Timing
  Price             -  Tuesday afternoon
  Settlement        -  March 14, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com . The securities may not be suitable for all investors. Banc of America Securities LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

IRS CIRCULAR 230 NOTICE THIS FREE WRITING PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES. THIS FREE WRITING PROSPECTUS IS WRITTEN AND PROVIDED BY THE UNDERWRITERS IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN. INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

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